Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AND NON-COMPETITION AGREEMENT
     This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of February 6, 2006 by and between EnergyLite, Inc., a Delaware corporation (the “Company”), and Ronald W. Gilcrease, an individual who resides in Houston, Texas (“Employee”).
Recitals
     WHEREAS, the Company desires to employ Employee, and Employee desires to serve as an employee of the Company, upon the terms and subject to the conditions set forth herein; and
     WHEREAS, the Company and Employee desire to set forth the terms and conditions of such extended term of employment in this Agreement;
Agreement
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound hereby, agree as follows:
     Section 1. Employment. The Company hereby agrees to employ Employee, and Employee hereby agrees to serve as an employee of the Company, upon the terms and subject to the conditions set forth herein.
     Section 2. Term. The term of Employee’s employment hereunder shall commence on the date hereof and continue until and expire on the second anniversary of the date hereof, unless earlier terminated in accordance with the provisions of Section 5. In the event that this Agreement has not been earlier terminated in accordance with the provisions of Section 5, the term of Employee’s employment hereunder shall be automatically extended without further action by the Company or Employee for additional successive one-year periods unless either party, for any reason or no reason, shall have given written notice of termination to the other party no less than thirty (30) days prior to the commencement of any one-year extension period. The term of Employee’s employment hereunder, including any extension period, is sometimes hereinafter referred to as the “Employment Term.”
     Section 3. Duties of Employee.
                (a) General Duties and Responsibilities. During and throughout the Employment Term, Employee shall faithfully and diligently, to the best of his ability, serve as the President and Chief Executive Officer and a member of the Board of Directors of the Company, and in such additional management offices and capacities and with such additional titles and duties as shall be designated by the Company’s Board of Directors (the “Board”) during the Employment Term, shall have the authority and perform the duties and responsibilities customary for such offices, and shall have such other duties as may be assigned to him from time to time by the Board or by the Chairman of the Board of the Company (the “Chairman”). Employee shall perform his duties hereunder in accordance with the policies from time to time established and amended by the Company and in accordance with all applicable laws and regulations. Employee shall use his best efforts to promote the best interests of the Company. Employee shall always be subject to the direction, approval and control of the Board and the Chairman in the performance of his duties. Employee acknowledges and agrees that he may be required by the Company, without additional compensation, to perform services for any other entity controlling, controlled by, under common control with or otherwise affiliated with, the Company (any such entity hereinafter referred to as an “Affiliate”), and to accept such office or position with any Affiliate as the Board may reasonably require, including but not limited to service as an officer and/or director of an Affiliate.
          (b) Performance of Services. During and throughout the Employment Term, Employee shall devote his full time, attention, skill, ability and energy during normal business hours (and outside such hours when reasonably necessary to perform Employee’s duties hereunder) exclusively to the business and affairs of the Company and the performance of his duties under this Agreement. Employee shall not, directly or indirectly, render any services of a business, commercial or professional nature to any Person without the prior written consent of the Board; provided, however, that the provisions this Section 3(b) shall not preclude Employee from devoting time, ability, energy and attention outside normal business hours throughout the Employment Term to reasonable participation in community, civic, charitable or similar organizations, or the pursuit of personal legal and financial affairs which do not interfere or conflict with the performance of Employee’s duties hereunder and are not adverse to the business or best interests of the Company.
          (c) Place of Employment. Employee shall perform his services hereunder at the Company’s principal executive offices in Wake Forest, North Carolina or at his home office in Houston, Texas, or at such other location as mutually agreed with the Board; provided, however, that Employee agrees to undertake, at the Company’s expense, all reasonable travel required by the Company to be conducted in connection with the business of the Company and the performance of Employee’s duties hereunder.
     Section 4. Compensation. During and throughout the Employment Term, as compensation for the services performed and other covenants made by Employee to the Company hereunder, the Company shall pay and provide or cause to be provided to Employee the following:
          (a) Base Salary. The Company shall pay Employee a base salary equal to $175,000 per year (the “Base Salary”), payable in approximately equal installments in accordance with the Company’s customary payroll practices. Employee’s Base Salary shall be reviewed by or under the authority of the Board no less frequently than annually and may be increased (but never decreased) in the sole discretion of the Board or its designee (although the Board has no obligation to do so) based upon whatever factors the Board or its designee deems appropriate including, but not limited to, Employee’s individual performance, the overall performance, profitability and prospects of the Company and prevailing economic and industry factors.
          (b) Bonuses. So long as he remains employed with the Company, Employee shall be entitled to receive the following bonuses:
               (i) Annual Bonus. Employee shall be entitled to receive a bonus in the amount of five percent (5%) of the Company’s “Pre-Tax Net Income” (the “Annual Bonus”) for each fiscal year of the Company during the Employment Term, commencing with fiscal 2006 (the “Annual Bonus”). The Annual Bonus shall be subject to the following additional terms and conditions:
                    (A) The Company’s “Pre-Tax Net Income” for any fiscal year shall be an amount equal to the Company’s net income (loss) before federal income taxes, but after depreciation, amortization and interest (including interest reasonably allocated by Metretek Technologies, Inc., a Delaware corporation and the ultimate corporate parent of the Company (“Metretek”), from its interest cost due to the Company’s use of funds from Metretek’s credit facility) during such fiscal year, determined in accordance with generally accepted accounting principles consistently applied, based on the consolidating financial statements of the Company used by Metretek in the annual audit of Metretek’s consolidated financial statements, subject to any year-end and audit adjustments, and adjusted to exclude (I) all items of income, gain, loss or expense during such fiscal year considered to be extraordinary or unusual in accordance with generally accepted accounting principles, and (II) any profit or loss attributable to the business operations of any entity acquired by the Company during such fiscal year, and shall be determined by the Board in its sole discretion based upon the Company’s financial statements for such fiscal year.
                    (B) The Company shall pay any Annual Bonus within 90 days after the end of each fiscal year. In the event that the Pre-Tax Net Income is negative in any given fiscal year, then Employee shall not be entitled to any Annual Bonus for such fiscal year under any circumstances.
               (ii) Extraordinary Performance Bonus. Employee shall be entitled, on one occasion during his employment with the Company (whether under this Agreement or otherwise), to receive a bonus in the amount of $1,000,000, in the event that the Company’s “Net Income” for three (3) consecutive fiscal years (a “Measurement Period”) is equal to or greater than $2,500,000 per year (the “Extraordinary Performance Bonus”). The Extraordinary Performance Bonus shall be subject to the following additional terms and conditions:
                    (A) The Company’s “Net Income” for each fiscal year in a Measurement Period shall be an amount equal to the Company’s net income (loss) for such fiscal year (which shall be computed after bonuses (including any Annual Bonus accruing for such year), federal income taxes, depreciation, amortization and interest (including interest reasonably allocated by Metretek Technologies, Inc., a Delaware corporation and the ultimate corporate parent of the Company (“Metretek”), from its interest cost due to the Company’s use of funds from Metretek’s credit facility) during such fiscal year), determined in accordance with generally accepted accounting principles consistently applied, based on the consolidating financial statements of the Company used by Metretek in the annual audit of Metretek’s consolidated financial statements, subject to any year-end and audit adjustments, and adjusted to exclude (I) all items of income, gain, loss or expense during such fiscal year considered to be extraordinary or unusual in accordance with generally accepted accounting principles, and (II) any profit or loss attributable to the business operations of any entity acquired by the Company during such fiscal year, and shall be determined by the Board in its sole discretion based upon the Company’s financial statements for such fiscal year.
                    (B) The Company shall pay any Extraordinary Performance Bonus within 90 days after the end of the third fiscal year in the Measurement Period. In the event that the Pre-Tax Net Income is negative in any given fiscal year, then Employee shall not be entitled to any Annual Bonus for such fiscal year under any circumstances.

               (iii) General Bonus Program. If the Company shall adopt a bonus program or any other form of profit-sharing participation for senior executive officers of the Company, Employee shall only be eligible to participate in such program as authorized by the Board, in its sole discretion.
          (c) Metretek Stock Option. In consideration in part for inducing Employee to enter into this Agreement and to perform his services hereunder, the Company shall grant to Employee an option (the “Metretek Stock Option”) to purchase 25,000 shares of common stock, par value $.01 per share, of Metretek (the “Common Stock”) at an exercise price equal to the closing sale price of the Common Stock on the date hereof, as reported on the American Stock Exchange. The Metretek Stock Option shall be an “incentive stock option” and shall be subject to the terms and conditions of Metretek’s 1998 Stock Incentive Plan and the customary form of stock option agreement used under such plan. The Metretek Stock Option shall vest in four (4) equal annual installments, commencing on the first anniversary date hereof, and shall terminate the earlier of 90 days after the termination of Employee’s employment with the Company or ten (10) years after the date hereof.
          (d) Automobile Allowance and Country Club Dues. The Company shall provide to Employee an automobile allowance in the amount of $750 per month, and reimburse his fuel and oil expenses for the business use of such automobile, for the purpose of Employee acquiring or leasing and using a vehicle suitable and appropriate for Employee to perform his duties hereunder. Employee shall be permitted to use such vehicle for personal use so long as it is not used for any purpose that violates applicable law or is detrimental to the Company. In addition, the Company shall provide an allowance to Employee for dues at one country club selected by Employee, in an amount not to exceed $400 per month.
          (e) Employee Benefit Plans. Employee shall be entitled to participate in all pension, 401(k), retirement, life, disability and health insurance, hospitalization, major medical and other the employee benefit plans and arrangements, if any (as in effect and as amended from time to time), to the extent that his position, tenure, salary, age, health and other qualifications make his eligible to participate, generally made available by the Company to comparable level employees, subject to and on a basis consistent with the terms, rules and regulations, conditions and overall administration of such plans and arrangements. Notwithstanding the foregoing sentence, the Company may discontinue at any time any such the employee benefit plan or arrangement, to the extent permitted by the terms of such plans or arrangements, and shall not be required to compensate Employee for the elimination of any such employee benefit plans or arrangements.
          (f) Expenses. The Company shall, upon presentment by Employee of appropriate receipts and vouchers therefor, reimburse Employee for all reasonable, ordinary and necessary out-of-pocket business expenses incurred by Employee in connection with the performance of his duties under this Agreement, provided that such expenses are incurred and accounted for in accordance with and subject to the normal policies and procedures of the Company.
          (g) Vacation. Employee shall be entitled to three (3) weeks paid vacation time in accordance with the policies of the Company applicable to executive officers of the Company.

     Section 5. Termination of Employment. Notwithstanding the provisions of Section 2, the Employment Term and Employee’s employment hereunder shall terminate as follows:
          (a) Death. Employee’s employment hereunder shall automatically terminate upon his death, and the Company shall pay to his designated beneficiaries (or, if none, to his estate) the pro rata portion of his Base Salary and all other accrued and vested but unpaid compensation through the date of his death (including any earned and unpaid Annual Bonus or Extraordinary Bonus), but Employee’s designated beneficiaries or estate shall not be entitled to receive any amounts for bonus or incentive compensation (including an Annual Bonus or Extraordinary Performance Bonus) for the year of Employee’s death, except (i) that if Employee dies during the last three months of a fiscal year of the Company, Employee’s designated beneficiaries or estate shall be entitled to receive any Annual Bonus or Extraordinary Performance Bonus based on the Company’s performance for the full year that would have been paid if Employee were still alive on the last day of such fiscal year, (ii) as otherwise expressly provided by the terms of the Company’s employee benefits plans and of the Metretek Stock Option.
          (b) Disability. The Company shall have the right, in its sole discretion, to terminate Employee’s employment hereunder in the event of Employee’s “Disability” upon giving at least 30 days written notice to Employee of its intention to terminate Employee’s employment. In such event, the Company shall pay to Employee the pro rata portion of his Base Salary and all other accrued and vested but unpaid compensation through the date of termination, but Employee shall not be entitled to receive any bonus or incentive compensation (including an Annual Bonus or Extraordinary Performance Bonus) for the year of Employee’s termination of employment, except as otherwise expressly provided by the terms of the Company’s employee benefits plans and of the Metretek Stock Option. For purposes of this Agreement, “Disability” means the physical or mental inability of Employee, due to illness, accident or other incapacity, to effectively perform the essential functions of his duties hereunder for any period of 90 consecutive days, or 180 days during any twelve-month period, or which results from an incapacity determined to be total and permanent as determined by an independent physician selected by the Company and an independent physician promptly selected by Employee, provided if such physicians disagree, then they shall promptly select a third physician by mutual agreement, independent from the first two physicians, and the opinion of such third physician shall be controlling.
          (c) By the Company for Cause. The Company shall have the right, in its sole discretion, to terminate Employee’s employment hereunder at any time for “Cause” immediately upon giving written notice of termination to Employee. Upon his termination for Cause, Employee shall be entitled to receive only the accrued but unpaid portion of his Base Salary through the date of termination, plus any accrued and vested but unpaid bonuses and other compensation as of such date, but Employee shall not be entitled to receive any bonus or incentive compensation (including an Annual Bonus or Extraordinary Performance Bonus) for the year of Employee’s termination of employment, except as otherwise expressly provided by the terms of the Company’s employee benefits plans and of the Metretek Stock Option. In addition, any unvested portion of any option to purchase shares of common stock, par value $.01 per share, of Metretek (the “Metretek Stock Options”) shall expire without vesting. Employee shall have no right to receive any other or further compensation or benefits. For purposes of this Agreement, “Cause” means only the following:
               (i) The failure or refusal by Employee to perform any of his duties hereunder, or the breach by Employee of any of his obligations, covenants, representations, warranties or acknowledgments hereunder, which failure, refusal or breach remains unremedied or uncured for a period of twenty (20) business days after specific written notice thereof is given to Employee by the Board or the Chairman;
               (ii) Any act of dishonesty, disloyalty, insubordination, fraud, breach of fiduciary duty or bad faith by Employee that is materially detrimental to the Company or that results in substantial personal enrichment of Employee; or
               (iii) The conviction of Employee, or the entering of a guilty plea or a plea of no contest by Employee with respect to (A) a felony, or (B) a misdemeanor that involves theft, fraud or dishonesty, results in Employee’s imprisonment or impairs Employee’s ability to perform his duties hereunder or damages the reputation or business of the Company.
          (d) By the Company Without Cause. The Company shall have the right, in its sole discretion, to terminate Employee’s employment hereunder at any time effective upon the giving of written notice of such termination to Employee (or at such later date as the notice provides). In such event, Employee shall be entitled to receive the following: (i) all amounts of the Base Salary and any bonuses and other earned but unpaid compensation that are earned, accrued or vested but unpaid through the date of termination; (ii) an amount equal to the Severance Amount, computed and payable as provided in Section 5(j); and (iii) any rights and benefits of any of the employee benefits earned, accrued or vested (including under any plans in which he was participating) as of the date of such termination, subject to the terms and conditions of such plans and benefits, but Employee shall not attain vested status in any plans or benefits in which he is not vested on the date of termination.
          (e) Termination by Employee. Employee agrees not to voluntarily terminate his employment hereunder except by giving at least sixty (60) days written notice to the Company, except as provided in Section 5(f). Upon his voluntary termination, Employee shall be entitled to receive only the accrued but unpaid portion of his Base Salary through the date of termination, plus any accrued and vested but unpaid bonuses and other compensation as of such date, but Employee shall not be entitled to receive any bonus or incentive compensation (including an Annual Bonus or Extraordinary Performance Bonus) for the year of Employee’s termination of employment, except as otherwise expressly provided by the terms of the Company’s employee benefits plans and of the Metretek Stock Option.
          (f) Compensation Upon Termination of Employment Following a Change in Control.
               (i) Amount of Compensation. If, during the Employment Term, a “Change in Control” (as defined below) of either the Company or PowerSecure occurs, and within three years after such date the Company shall terminate Employee’s employment without “Cause” or the employment of Employee shall be terminated by Employee for “Good Reason” (as defined in below), then:
(A) The Company shall pay to Employee in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:
(I) To the extent not theretofore paid, the Base Salary through the date of termination at the rate in effect on the date the notice of termination was given along with any earned but unpaid bonuses or other compensation; and

(II) the Severance Amount; and
(III) In the case of compensation previously deferred by Employee, all amounts of such compensation previously deferred and not yet paid by the Company; and
(B) The Company shall, promptly upon submission by Employee of supporting documentation, pay or reimburse to Employee all costs and expenses paid or incurred by Employee prior to the date of termination which would have been payable under this Agreement if Employee’s employment had not terminated; and
(C) For a period of six months from the date of termination, Employee and his family shall be permitted to continue to participate in all life, accidental death, disability, medical, dental and other insurance plans of the Company. If, despite the provisions of this Section 5(f), benefits shall not be available under any of such plans because Employee is no longer an employee of the Company, then the Company itself shall, to the extent necessary, pay or provide for payment of benefits to Employee and/or Employee’s family, or where applicable, pay or provide to Employee and/or Employee’s family the difference between the benefits payable pursuant to this Section 5(f) and the benefits actually payable pursuant to the terms of such plans, in each case at the time such payments would be payable pursuant to the terms of such plans, programs and policies.
               (ii) Definition of Change in Control. For the purpose of this Agreement, a “Change in Control” of either the Company or PowerSecure (each a “Corporation” in this Section 5 (f)(ii)) shall be deemed to have occurred only if:
(A) Any person or group (as such terms are used in Sections 13 (d) (3) and 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) acquires the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors of the Corporation; provided, however, that the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Corporation (excluding an acquisition by virtue of the exercise of a conversion privilege), (II) any acquisition by the Corporation or any subsidiary of the Corporation, or (III) any acquisition by any employee benefit plan (or related trust) for employees or any subsidiary of the Corporation; or
(B) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the “Board” generally, and as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three-fifths of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such individual were a member of the Incumbent Board; or
(C) Approval by the Corporation of a reorganization, merger, combination, or consolidation, in each case, unless, following such reorganization, merger, combination, or consolidation, (I) more than 50% of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such reorganization, merger, combination or consolidation and the aggregate voting power of the then outstanding voting securities of the resulting corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding voting securities of the Corporation immediately prior to such reorganization, merger, combination, or consolidation, in substantially the same proportion as their ownership immediately prior to such reorganization, merger, combination, or consolidation, and (II) at least a majority of the members of the board of directors of the corporation or other entity resulting from such reorganization, merger, combination or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, combination or consolidation; or
(D) Approval by the Corporation of the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation or other entity with respect to which following such sale or other disposition the conditions described in clauses (I) and (II) of Section 5(f)(ii)(C) are satisfied.
               (iii) Definition of Good Reason. For purposes of this Agreement, “Good Reason” means:
(A) (I) The assignment to Employee of any position, authority, duties or responsibilities inconsistent in any respect with Employee’s position (including, without limitation, status, offices, title and reporting requirements), authority, duties or responsibilities, prior to the Change in Control, or (II) any other action by the Corporation which results in a diminution in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by Employee;
(B) Any reduction in Employee’s Base Salary or in the extent of Employee’s entitlement to the employee benefits, expenses, fringe benefits or perquisites referred to in Section 4;
(C) The Company’s requiring Employee to be based at an office location or to maintain his personal residence other than where it is on the date of the Change in Control;
(D) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement;
(E) The imposition on Employee of business travel obligations substantially greater than his business travel obligations during the fiscal year prior to the Change in Control;

(F) Any purported termination by the Company of Employee’s employment other than as expressly permitted by this Agreement; or
(G) Any other failure by the Corporation to comply with any provision of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Corporation promptly after receipt of notice thereof given by Employee.
          (g) Expiration of Employment Term. In the event of the expiration of the Employment Term (including any renewal or extension period hereunder) without further renewal or extension, Employee shall be entitled to receive (i) all amounts of the Base Salary and any bonuses and other compensation earned, accrued or vested but unpaid through the date of expiration, (ii) the Severance Amount, computed and payable as provided in Section 5(j), and (iii) any rights and benefits of any of the employee benefits earned, accrued or vested (including under any plans in which he was participating) as of the date of such termination, subject to the terms and conditions of such plans and benefits, but Employee shall not attain vested status in any plans or benefits in which he is not vested on the date of termination.
          (h) No Further Obligation to Employee. The payments and benefits (if any) required to be made or provided to Employee pursuant to this Section 5 shall be in full and complete satisfaction of, and shall constitute the full settlement and release of the Company by Employee with regard to, all obligations of the Company owed to Employee pursuant to this Agreement. After the date of termination of Employee’s employment hereunder, the Company shall have no further obligations to Employee under this Agreement except as otherwise set forth herein.
          (i) Survival of Employee’s Obligations. Notwithstanding the termination of this Agreement by either party hereto for any reason, the obligations of Employee under Section 6 and the other provisions thereof shall survive the termination or expiration of this Agreement or Employee’s employment hereunder and shall remain in full force and effect for the period provided therein.
          (j) Computation and Payment of Severance Amount. For purposes of this Agreement, the term “Severance Amount” shall mean, in the event of the termination of Employee’s employment hereunder pursuant to Section 5(d) or 5(f), (i) within eighteen (18) months of the date of this Agreement, the Company shall continue to pay to Employee an amount equal to his Base Salary as in effect on the date Employee’s employment terminates throughout the remainder of the initial two (2) year term, and (ii) on or after 18 months of the date of this Agreement, an amount equal to six (6) months of Employee’s Base Salary as in effect on the date Employee’s employment terminates. The Severance Amount shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices over such period.
     Section 6. Covenants. In consideration in part for the compensation to be paid to Employee hereunder by the Company, and in order to induce the Company to enter into this Agreement, Employee hereby makes the following covenants to the Company:
          (a) Covenant Not to Compete. During the Employment Term and for a period of one year thereafter regardless of the reason for the termination of Employee’s employment hereunder (the “Restricted Period”), Employee shall not, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, Employee, director, partner, manager, member, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, invest in, engage in, have a financial interest in, be in any other way connected or affiliated with, or render advice or services to, any Person that is in competition with the Company in the United States or in any other country in which the Company does a material amount of business or otherwise has material operations.
               (i) Competition with the Company. For purposes of this Agreement, (A) the phrase “in competition with the Company” shall be deemed to include competition with the Company and its subsidiaries and Affiliates, or their respective successors or assigns, or the businesses of any of them, and (B) a business shall be deemed to be in competition with the Company if it is engaged in any business activity or has products or services that are the same or similar to the business activities, products or services of the Company during the Employment Term. Notwithstanding the foregoing, nothing herein contained shall prevent Employee from acquiring and holding for investment up to five percent (5%) of any class of securities of any corporation, if such securities are listed or traded on a national securities exchange or the Nasdaq Stock Market or in the over-the-counter market.
               (ii) Interpretation of Covenant. The parties hereto acknowledge and agree that the duration and area for which the covenant not to compete set forth in this Section 6(a) is to be effective are fair and reasonable and are reasonably necessary for the protection of the Company and its business and good will, and Employee hereby waives any objections to or defenses in respect thereof. In the event that any court determines that any portion of the time period or the area, or both of them, are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 6(a) shall be deemed amended to delete therefrom such provisions or portions adjudicated to be unenforceable, illegal or invalid so that the covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would render it enforceable, legal and valid. The parties intend that the covenant set forth in this Section 6(a) shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and one for each and every political subdivision of each and every other country where the covenant is intended to be effective and is not proscribed by law.
          (b) Covenant Regarding Disclosure or Use of Confidential Information.
               (i) Employee acknowledges that during the Employment Term and as a result of his employment by the Company, he has and will continue to learn, obtain and have access to confidential and proprietary information regarding the business and affairs of the Company and its Affiliates. Employee hereby agrees that at all times during and after the Employment Term he shall keep strictly confidential and hold in confidence all Confidential Information (as defined below), and shall not, directly or indirectly, use any Confidential Information for Employee’s own benefit or for the benefit of any other Person or divulge, disclose, communicate or otherwise reveal any Confidential Information to any Person in any manner whatsoever, other than to the directors, employees and agents of the Company, and then only in the course of the Company’s affairs to the extent necessary for them to perform services to and responsibilities on behalf of the Company.
               (ii) As used herein, “Confidential Information” means any and all information, however documented, which is confidential property or otherwise non-public, related to the business and affairs of the Company and its Affiliates, including, but not limited to, their assets, properties, operations, finances, practices, procedures, policies, methods, contracts, agreements and arrangements, lending policies, pricing policies, price lists, financial plans, business plans, financial information, financial projections, budgets, marketing strategies and techniques; the identity and location of all past, present and prospective customers, suppliers, affiliates, debtors, creditors, lenders, employees, consultants, advisors, agents, distributors, wholesalers, clients and others who have dealings with the Company; trade secrets, processes, photographs, graphics, product specifications, formulas, compositions, samples, inventions, ideas, research and development; patents, patent applications; copyrights and copyright applications (in any such case, whether registered or to be registered in the United States or any foreign country) applied for, issued to or owned by the Company; any and all processes, computer programs and software (including object code and source codes, database, technologies, engineering or technical data, drawings, sketches or designs, manufacturing or distribution methods or techniques; and any other information known to Employee to be confidential, proprietary, secret or otherwise non-public information.
               (iii) Employee hereby acknowledges and agrees that, as between the Company and Employee, all of the Confidential Information, however documented, whether or not developed, created or modified by Employee, is the exclusive property of the Company.
               (iv) Upon the termination or expiration of the Employment Term, Employee shall leave with or return to the Company, without making or retaining any copies, or other records of, all Confidential Information including all copies, summaries, abstracts thereof and all memoranda, notes, records, reports, books, letters, customer lists, manuals and other writings or documents whatsoever pertaining thereto. Notwithstanding the foregoing, as used herein “Confidential Information” does not mean or include any information that is generally available to the public other than as a result of a direct or indirect disclosure by Employee.
          (c) Covenants Regarding Business Relationships. Employee agrees that during and throughout the Employment Term and the Restricted Period, except when acting on behalf of the Company, he shall not, directly or indirectly, (i) employ, solicit, induce, engage or cause any director, officer, employee, independent contractor, consultant, salesman or other agent of the Company (whether now or hereafter engaged by the Company) to (A) terminate his employment or engagement with the Company, (B) accept employment or engagement or otherwise render services to any other Person or business (wherever located, and regardless of type of business conducted), or (C) interfere with the business of the Company; or (ii) solicit any clients or customers of the Company or interfere in any business relationship between the Company and any other Person, including any Person who was at any time an employee, consultant, contractor, advisor, supplier, lender or customer of the Company. Employee shall not, at any time during or after the Employment Term, disparage the business reputation of the Company or any of its shareholders, directors, officers, employees or agents or take actions that are harmful to the Company’s good will with others.
          (d) Intellectual Property. During and throughout the Employment Term and the Restricted Period, Employee agrees to disclose to the Company any and all ideas, improvements, techniques, modifications, processes, inventions, developments, discoveries, trade secrets, trademarks, service marks, copyrights, trade names, business plans and any work of authorship (“Intellectual Property”) developed, conceived, created, made, devised, discovered, acquired or acquired knowledge of, by Employee during the Employment Term, either by himself or in conjunction with any other Person, which relates in any way, directly or indirectly, or may be useful in any manner in the business of the Company or its Affiliates, and any such item that is based upon or utilizes Confidential Information, whether or not the Company or its Affiliates obtains a patent, trademark, service mark or copyright thereon. Employee hereby agrees that the Intellectual Property shall become and remain the sole and exclusive property of the Company. Employee hereby acknowledges that all of Employee’s writing, works of authorship and other Intellectual Property are works made for hire and the property of the Company, including patents, trademarks, service marks, copyrights and other intellectual property rights pertaining thereto. Employee shall, at the request and cost of the Company or any of its Affiliates, render assistance as the Company deems necessary or desirable to secure, prosecute and/or defend the rights thereto by patent, trademark, service mark, copyright to otherwise to the Company or its Affiliates, including without limitation the assignment, transfer and conveyance to the Company or its Affiliates of all of Employee’s right, title and interest in and to the Intellectual Property.
          (e) Employee’s Acknowledgment. The Company spends considerable amounts of time, money and effort in developing and maintaining good will in its industry. Employee agrees the covenants contained within this Section 6 (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information, and business interests of the Company; (ii) are not oppressive to Employee; (iii) do not impose any greater restraint on Employee than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of the Company; and (iv) will not, upon the termination, of Employee’s employment with the Company for any reason whatsoever, cause Employee to be unable to earn a living that is suitable and acceptable to Employee.
          (f) Equitable Relief. Employee hereby acknowledges and agrees that his services to be rendered to the Company hereunder and his obligations contained in this Section 6 are of special, unique and personal character which gives them a peculiar value to the Company, that the Company cannot be reasonably or adequately compensated in money damages in an action at law in the event Employee breaches any obligations under this Section 6, and that the provisions of this Section 6 are reasonable and necessary to protect the business of the Company. Employee therefore expressly agrees that, in addition to any other rights or remedies which the Company may have at law or in equity or by reason of any other agreement, the Company shall be entitled to injunctive and other equitable relief in the form of temporary, preliminary and permanent injunctions without posting bond or other security in the event of any actual or threatened breach of any such obligation by Employee and without the necessity of proving actual damages, and to discontinue any salary, bonus, benefits and/or insurance continuation provided hereunder. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other remedy, and Employee agrees that all remedies of the Company are cumulative.
          (g) Nature of Covenants. Employee’s covenants in Section 6 are independent covenants, and the existence of any claim by Employee against the Company under this Agreement or otherwise will not excuse Employee’s breach of, or waive Employee’s obligation to perform, any covenant in this Section 6. If Employee’s employment hereunder terminates for any reason, or the Employment Term expires, this Section 6, and the other terms and conditions of this Agreement necessary or appropriate to enforce the covenants of Employee in Section 6, shall survive and remain in full force and effect.
     Section 7. Prior Non-Competition and Similar Covenants.
          (a) Former Agreements. Employee is subject to certain covenants relating to his employment pursuant to an Agreement of Sale Agreement, dated June 30, 1983, an Employment Agreement, dated November 1, 2003, between Employee and Amtech Lighting Services, and an Executive Employment Agreement, dated January 17, 2005, between Employee and Lin R. Rogers Electrical Contractors, Inc. (collectively, the “Former Agreements”).

          (b) No Violation of Former Agreements. It is the intention of the Company and Employee to act in a manner that does not violate or conflict with such Former Agreements, and no provision of this Agreement shall be construed otherwise. Accordingly, the Company agrees that it will not require Employee to take any actions, and Employee agrees that he shall not take, or permit any other employees, consultants and representatives of the Company to take, any actions in violation of any of the terms of such Former Agreements.
          (c) No Improper Use by Employee of Information of Prior Employers or Others. Employee agrees that during his employment with the Company, he will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom he has any legal obligation of confidentiality, and he will not bring on the premises of the Company or any of its affiliates any unpublished documents or any property bellowing to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by that former employer or person. Employee will use in the performance of his duties hereunder only that information which is generally known and used by persons with training and experiences comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
          (d) Company Payment of Certain Legal Fees and Expenses. In the event that, during the term of his employment hereunder, Employee becomes subject to any action, suit, arbitration or other civil proceeding alleging that Employee, in the scope of his employment with the Company, violated the terms of any Former Employment Agreement, then the Company agrees it shall pay or reimburse Employee for the reasonable fees and expenses of legal counsel selected by him to defend him in such proceeding, subject to the consent of such consent by the Company, which consent shall not be unreasonably withheld or delayed, provided that if the Company is also a party to such proceeding, and if the Company’s legal counsel in such proceeding provides the opinion that it can represent both the Company and the Employee without a conflict of interests, then the Company shall not be required to pay for any further legal counsel for Employee so long as such legal counsel also provides representation to Employee in such proceeding.
     Section 8. Representations and Warranties of Employee. Employee represents and warrants to the Company that (a) except for the Former Agreements, Employee is under no contractual or other restriction, arrangement or obligation which is or will be breached by or in conflict or inconsistent with his execution and delivery of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder, and (b) Employee is under no physical or mental disability or incapacity that would hinder the performance of his duties under this Agreement.
     Section 9. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating with, merging into, or transferring all or substantially all of its assets to another entity which assumes all of the Company’s obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “Company” as used herein shall mean such other entity, and this Agreement shall continue in full force and effect.

     Section 10. Employee Acknowledgment; Counsel. Employee acknowledges by executing this Agreement and delivering it to the Company that (i) he has read all of the terms and conditions hereof, including his obligations, covenants, representations and warranties to the Company; (ii) the covenants of Employee in Section 6 are essential elements of this Agreement, and the Company would not have entered into this Agreement without Employee’s agreement to comply with such covenants; (iii) each and every term, covenant and restriction in this Agreement is reasonable and necessary for the proper protection of the Company’s business; and (iv) he has been advised by the Company that he should consult with independent counsel of his choice and have such counsel review this Agreement and render advice thereon to Employee, and Employee has either done so or voluntarily elected not to do so.
     Section 11. Taxes. All payments required to be made by the Company hereunder to Employee shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable federal, state or local law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.
     Section 12. No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     Section 13. Arbitration. Any dispute, controversy or claim arises out of, under or in connection with, or otherwise relating to, this Agreement (other than the Company’s rights under Section 6) (a “Dispute”), including but not limited to the parties’ rights and obligations hereunder, or any actual or alleged breach hereof, shall be determined and settled by binding arbitration in Wake Forest, North Carolina in accordance with the rules of the commercial rules and procedures of the American Arbitration Association, as amended by this Agreement. Promptly after a Dispute arises, the parties agree to make a good faith effort to select one mutually agreeable arbitrator. If the parties are unable to reach agreement on an arbitrator within thirty (30) days after the Dispute is submitted to arbitration, one arbitrator shall be selected in accordance with the commercial rules and procedures of the American Arbitration Association. Any determination, resolution or award made by the arbitrators shall specify the findings of fact of the arbitrators and the reasons for the determination, resolution or award, and such determination, resolution or award shall be final and binding. If the parties hereto mutually agree to a resolution of any Dispute prior to the arbitrators’ decision, the agreement of the parties shall resolve the Dispute. The party prevailing in any arbitration, as determined by the arbitrator, shall be entitled to an award of all of its out-of-pocket costs and expenses incurred in connection with the Dispute, including but not limited to reasonable attorneys’ fees, court costs and expert fees. An arbitration award or decision may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award or decision and any appropriate order, including enforcement. The parties hereby consent to the submission of any Dispute for settlement by binding arbitration in accordance with this Section 13 and agrees to carry out without delay the provisions of any arbitration award, decision or resolution. Notwithstanding the foregoing, the Company, on its own behalf and on behalf of any of its affiliates, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provision of Section 6 of this Agreement by Employee.

Section 14. General Provisions.
          (a) Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware, without giving effect to any conflict or choice of law principles or rules.
          (b) Amendment. This Agreement may not be amended or modified in whole or in part in any manner except in a writing which makes reference to this Agreement executed by both parties hereto.
          (c) Assignment. Neither the Agreement, nor any rights, obligations or duties hereunder, may be assigned or delegated by any party hereto without the prior written consent of the other party hereto; provided, however, that this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s stock or assets, or upon any merger, consolidation or reorganization of the Company with or into any other Person, so long as such successors or assigns assume all of the Company’s obligations hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.
          (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
          (e) Entire Agreement.
               (i) This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes in their entirety all prior and contemporaneous written and oral agreements, arrangements, understandings, negotiations, communications, covenants, representations and warranties among the parties hereto relating to the subject matter hereof.
               (ii) Employee acknowledges that from time to time, the Company may establish, maintain or distribute the employee manuals or handbooks or personnel policy manuals, and Employees or other representatives of the Company may make written or oral statements relating to personal policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any the employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement.
          (f) Notices. Any and all notices, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery; (ii) upon confirmation of receipt when sent by facsimile transmission; (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (iv) five business days after being sent by first class (certified or registered) mail, postage prepaid, return receipt requested, in each case to the following addresses:
If to the Company:

EnergyLite, Inc.
230 Capcom Avenue, Suite 107
Wake Forest, NC 27587
Attn: Chairman of the Board
Telephone: (919) 556-3056
Facsimile: (919) 556-3596
With copies to:
PowerSecure, Inc.
230 Capcom Avenue, Suite 107
Wake Forest, NC 27587
Attn: Sidney Hinton, President
Telephone: (919) 556-3056
Facsimile: (919) 556-3596
With copies to:
Metretek Technologies, Inc.
303 East 17th Avenue, Suite 660
Denver, Colorado 80203
Attn: W. Phillip Marcum, President
Telephone: (303) 785-8080
Facsimile: (303) 785-8085
and:
Paul R. Hess, Esq.
Kegler, Brown, Hill & Ritter Co., L.P.A.
65 E. State Street, Suite 1800
Columbus, Ohio 43215
Telephone: (614) 462-5400
Facsimile: (614) 464-2634
If to Employee to:
the last address of his personal residence known to the Company (Employee agrees to keep the Company apprised at all times of the correct address for his personal residence)
Any party hereto may send any notice, demand, request, election or other communication to the intended recipient at its address set forth above using any other means (such as expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed to have been given until it is actually received by the recipient. Any party hereto may change its designated address by giving written notice to all other parties.

          (g) Waiver. The obligations of any party hereunder may be waived only with the written consent of the party or parties entitled to the benefits the obligations so involved. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. The failure of any party to insist upon strict compliance with any provision of this Agreement on any one or more occasions shall not be construed or operate as, or constitute, a continuing waiver of, or an estoppel of that party’s right to insist upon strict compliance with, that provision or any other provision of this Agreement.
          (h) Severability. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement is determined to be illegal, invalid or unenforceable in any situation: (i) the parties hereto shall agree to a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement shall remain in full force and effect, and the application of such provision in any other situation shall not be affected.
          (i) Counterparts. This Agreement may be executed in any number of counterparts (including counterparts executed by less than all parties hereto), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          (j) Headings. The headings used herein are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.
          (k) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, in intended to create or confer and shall not be construed or operate as creating or conferring, any rights or remedies under or by reason of this Agreement, upon any Person other than the parties hereto and their respective successors and permitted assigns.
          (l) Further Assurances. The parties hereto agree to take or cause to be taken all actions, which are necessary, convenient or desirable in order to effect the transactions contemplated by this Agreement.
          (m) Best Efforts. Each of the parties hereto shall act in good faith and use its best efforts to bring about the transactions contemplated by this Agreement.
          (n) Expenses. Except as otherwise expressly provided herein, each of the parties to this Agreement shall pay his or its own costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.
          (o) Construction. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
          (p) Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would suffer irreparable damage for which an adequate remedy at law would not be available in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the parties hereto agrees that the non-breaching parties shall be entitled to an injunction, restraining order or other form of equitable relief from any court of competent jurisdiction to prevent breaches of, and to specifically enforce, the provisions of this Agreement.
          (q) Interpretation of Certain Provisions. Except as otherwise expressly provided herein, as used in this Agreement:
               (i) Any reference to any federal, state, local or foreign statute or law shall be deemed also to include a reference to all rules and regulations promulgated thereunder.
               (ii) The term “including” means “including, without limitation”.
               (iii) The term “Entity” means and includes a corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, governmental or regulating body or authority, or any other form of business or entity.
               (iv) The term “Person” means and includes an individual and an Entity.
               (v) The number and gender of each noun and pronoun and the terms “Person” and “Persons” and the like shall be construed to mean such number and gender as the context, the circumstances or its antecedent may require.
               (vi) The terms “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole, and not to any Section, subsection or clause of this Agreement.
               (vii) Each reference to a Section means such Section of this Agreement.
*     *     *     *     *     *     *     *     *

     IN WITNESS WHEREOF, this Employment and Non-Competition Agreement has been executed and delivered by or on behalf the parties hereto, effective as of the date first above written.

THE COMPANY: EnergyLite, Inc.
By:	/s/ Sidney Hinton
Sidney Hinton, Chairman of the Board

EMPLOYEE:
/s/ Ronald W. Gilcrease
Ronald W. Gilcrease